As filed with the Securities and Exchange Commission on May 17, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNAMIC RESPONSE GROUP, INC.

(Name of small business issuer in its charter)

Florida	6770	52-2369185
(State or jurisdiction of Incorporation or organization)	(Primary Std. Industrial Classification Code Number)	(IRS Employer ID Number)

4770 Biscayne Blvd, Suite 1400, Miami, Florida 33137

Registrant’s telephone number, including area code: 305-576-6889

(Address and telephone number of principal executive offices)

2007 STOCK OPTION PLAN

(Full title of the plan)

Dynamic Response Group, Inc.

4770 Biscayne Blvd, Suite 1400

Miami, Florida 33137

Phone: 305-576-6889 Fax: 305-576-6997

(Name, address and telephone number of agent for service)

(All communications to)

Copies of communications to:

Kimberly l. Graus

Attorney-at-Law

4949 SR 64 East, PMB #141, Bradenton, Florida 34208

Telephone: 941/747-5290 Facsimile: 866/640-6858

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	6,800,000	$0.235	$1,598,000.00	$49.06

(1)

Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is calculated on the average of the bid and asked price of the common stock as of May 16, 2007.

(2)

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The name of the registrant is Dynamic Response Group, Inc. (the “Registrant”). The title of the plan is the 2007 STOCK OPTION PLAN (the “Plan”). Under the Plan, the Plan administrators may grant shares to any person employed by the Registrant either as an employee, officer, director or independent consultant, provided that no person can be granted shares under the plan for services related to capital raising or promotional activities.

Description of Registrant’s Securities

The Company is authorized to issue 100,000,000 shares of Common Stock, $0.001 par value. The Company’s stock is currently traded on the Over-the-Counter Bulletin Board under symbol DRGP. The presently outstanding shares of Common Stock are fully paid and nonassessable.

Common Stock: As of May 15, 2007, 74,192,929 shares of Common Stock were outstanding.

Stock Option Plan

On May 14, 2007, the Board of Directors of the Company adopted the 2007 Stock Option Plan (the “Plan”). The Plan provides for the grant to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant of stock options to employees that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 (“Code”) or as non-qualified stock options. The purpose of the Plan is to enable the Company to attract and retain qualified persons as employees, officers and directors and others whose services are required by the Company, and to motivate such persons by providing them with an equity participation in the Company.

The Plan is administered by the Option Committee of the Board of Directors (the “Committee”), which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions for vesting and exercise thereof. The exercise price of incentive stock options granted under the Plan is required to be no less than the fair market value of the common stock on the date of grant (110% in the case of a greater than 10% stockholder). The exercise price of non-qualified stock options is required to be no less than the fair market value of the common stock on the date of grant. Options may be granted for terms of up to 10 years (5 years in the case of incentive stock options granted to greater than 10% stockholders). No optionee may be granted incentive stock options such that the fair market value of the options which first become exercisable in any one calendar year exceeds $100,000.If an optionee ceases to be employed by, or ceases to have a relationship with the Company, such optionee’s options expire six months after termination of the employment or consulting relationship by reason of death, one year after termination by reason of permanent disability, immediately upon termination for cause and three months after termination for any other reason.

In order to exercise an option granted under the Plan, the optionee must pay the full exercise price of the shares being purchased. Payment may be made either: (i) in cash; or (ii) at the discretion of the Committee, by delivering shares of common stock already owned by the optionee that have a fair market value equal to the applicable exercise price; (iii) with the approval of the Committee, with monies borrowed from the Company or (iv) pursuant to a “cashless” or “net issue” exercise whereby the Optionee may pay in whole or in part with Shares, the number of which shall be determined by dividing (a) the aggregate Fair Value of such Shares otherwise issuable upon exercise of the Option minus the aggregate Exercise Price of such Option by (b) the Fair Value of one such Share, or the Optionee may pay in whole or in part through a reduction in the number of Shares received through the exercise of the Option equal to the quotient of the (a) aggregate Fair Value of all the Shares issuable upon exercise of the Option minus the aggregate Exercise Price of such Option (b) divided by the Fair Value of one such share. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised.

Subject to the foregoing, the Committee has broad discretion to describe the terms and conditions applicable to options granted under the Plan. The Committee may at any time discontinue granting options under the Plan or otherwise suspend, amend or terminate the Plan and may, with the consent of an optionee, make such modification of the terms and conditions of such optionee’s option as the Committee shall deem advisable. However, the Committee has no authority to make any amendment or modifications to the Plan or any outstanding option which would: (i) increase the maximum number of shares which may be purchased pursuant to options granted under the Plan, either in the aggregate or by an optioned, except in connection with certain antidilution adjustments; (ii) change the designation of the class of employees eligible to receive qualified options; (iii) extend the terms of the Plans or the maximum option period thereunder; (iv) decrease the minimum qualified option price or permit reductions of the price at which shares may be purchased for qualified options granted under the Plan, except in connection with certain antidilution adjustments; or (v) cause qualified stock options issued under the Plan to fail to meet the requirements of incentive stock options under Section 422 of the Code. Any such amendment or modification shall be effective immediately, subject to stockholder approval thereof within 12 months before or after the effective date. No option may be granted during any suspension or after termination of the Plan.

The Plan is designed to meet the requirements of an incentive stock option plan as defined in Code Section 422. As a result, an optionee will realize no taxable income, for federal income tax purposes, upon either the grant of an incentive stock option under the Plans or its exercise, except that the difference between the fair market value of the stock on the date of exercise and the exercise price is included as income for purposes of calculating Alternative Minimum Tax. If no disposition of the shares acquired upon exercise is made by the optioned within two years from the date of grant or within one year from the date the shares are transferred to the optioned, any gain realized upon the subsequent sale of the shares will be taxable as a capital gain. In such case, the Company will be entitled to no deduction for federal income tax purposes in connection with either the grant or the exercise of the option. If, however, the optioned disposes of the shares within either of the periods mentioned above, the optioned will realize earned income in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the amount realized on disposition if less) over the exercise price, and the Company will be allowed a deduction for a corresponding amount.

Issuance of Shares

At the direction of the Registrant’s Board of Directors, the employees and consultants of the Registrant are eligible to participate in Registrant’s 2007 Stock Option Plan (the “Plan”). The employees and all consultants may participate in the Plan by electing to receive Registrant’s common stock as compensation.

Resale Restrictions

There are no restrictions on resale upon the purchasers of the Stock from the employees or the consultants.

Item 2.	Registrant Information and Equity Compensation Plan Annual Information

The Registrant’s 10SB was filed on February 13, 2007 and amended on May 11, 2007. The Registrant’s Quarterly Report, Form 10-QSB for the period ending March 31, 2007 and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2006 are incorporated by reference into this Prospectus. Copies of these documents are available to any eligible employee and consultant, without charge, upon written or oral request made to the Registrant address stated above.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a) 10SB was filed on February 13, 2007 and amended on May 11, 2007.

(b) The Registrant’s Form 10-QSB for the period ended March 31, 2007, filed May 8, 2007 and all amendments thereto.

(c) All other reports which may be filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal years ended December 31, 2006.

(d) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The class of securities to be offered hereby has been registered under Section 12(b) of the Exchange Act by the registrant, and incorporated by reference.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities offered will be passed upon for the Registrant by securities counsel Kimberly L. Graus, P.A., Jewett, Schwartz, Wolfe & Associates, consent to the incorporation by reference of their report on the audited financial statements contained in the Form 10SB filed on February 13, 2007 and amended on May 11, 2007, for the year ended December 31, 2006.

Item 6.	Indemnification of Directors and Officers.

We have the authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. Our Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law.

We have not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our director, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of this Registration Statement and incorporated herein:

Exhibit Number	Description
5.1	Opinion of Kimberly L. Graus, P.A.

10.1	2007 Stock Option Plan

23.1	Consent of Jewett, Schwartz, Wolfe & Associates

23.2	Consent of Kimberly L. Graus, P.A. (see Exhibit 5.1).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.

(4)	For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the date specified below.

Dated: May 16, 2007
DYNAMIC RESPONSE GROUP, INC.

	By:	/s/ Melissa K. Rice
	Name:	Melissa K. Rice
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

DYNAMIC RESPONSE GROUP, INC.

Dated: May 16, 2007	By:	/s/ Melissa K. Rice
Chief Executive Officer (Principal Executive Officer) and

Dated: May 16, 2007	By:	/s/ David Genzler
David Genzler, Principal Accounting Officer

Exhibit Index

Exhibit Number	Description
5.1	Opinion of Kimberly L. Graus, P.A.

10.1	2007 Stock Option Plan

23.1	Consent of Jewett, Schwartz, Wolfe & Associates

23.2	Consent of Kimberly L. Graus, P.A. (see Exhibit 5.1).